Exhibit 99.1

News	FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports Fourth Quarter and 2006 Financial Results

Fourth quarter net revenue up 31.3 percent year-over-year; 2006 net revenue up 16.1 percent;

Integration of Highland Partners acquisition ahead of original plan

CHICAGO (February 27, 2007) — Heidrick & Struggles International, Inc. (NASDAQ: HSII), the world’s premier executive search and leadership consulting firm, today announced financial results for its fourth quarter and fiscal year ended December 31, 2006.

Fourth Quarter 2006 Results

Consolidated net revenue of $132.2 million increased 31.3 percent from $100.7 million in the 2005 fourth quarter. The positive impact of changes in foreign currency exchange rates, primarily in Europe, represented approximately four percentage points of the growth. Net revenue grew 23.7 percent in the Americas, 44.0 percent in Europe (approximately 32 percent on a constant currency basis) and 36.1 percent in the Asia Pacific region. Excluding revenue of $13.7 million associated with former Highland Partners’ consultants, acquired on October 2, 2006, net revenue increased 17.7 percent year-over-year.

Kevin Kelly, chief executive officer, said, “The fourth quarter of 2006 was noteworthy for Heidrick & Struggles in many ways. We closed our largest acquisition—Highland Partners—and welcomed 48 new search consultants and their teams. We exceeded our original plans for the integration and our combined teams are already working on a number of joint searches. We also have new management in place in all three regions and they are as committed as I am to accelerating our revenue growth, while continuing to improve our operating margins. We believe that the actions taken in the fourth quarter to align the leadership, and the industry and functional teams in our global network will position us for more profitable growth in 2007.”

The total number of confirmed executive searches increased 23 percent from the 2005 fourth quarter, and increased 5 percent sequentially, compared to the 2006 third quarter. The number of consultants increased to 388 as of December 31, 2006, compared to 343 at September 30, 2006, and 315 at December 31, 2005. The large increase in consultants in the quarter reflects the addition of 48 consultants resulting from the acquisition of Highland Partners. Productivity, as measured by annualized revenue per executive search consultant, remained strong at $1.2 million and the average fee per executive search was $104,600.

Consolidated salaries and employee benefits expense was $93.9 million, an increase of 40.8 percent from $66.7 million in the comparable quarter of 2005. As a percentage of net revenue, salaries and employee benefits were 71.0 percent for the quarter, compared to 66.2 percent in the year-ago period. This increase reflects approximately $12 million of compensation-related expense associated with the acquisition of Highland Partners, a portion of which is non-recurring in 2007 following the transition to Heidrick & Struggles’ compensation plan on January 1. The fourth quarter increase also reflects $4.4 million of severance costs associated with a realignment of management under the new CEO’s senior team and a realignment of management in Germany. Total stock-based compensation expense was $6.5 million during the quarter, including $0.6 million in stock option expense, compared to $3.5 million in last year’s fourth quarter.

Consolidated general and administrative expenses were $29.8 million, up 24.3 percent from $24.0 million reported in the comparable prior year period. As a percentage of net revenue, consolidated general and administrative expenses were 22.6 percent compared to 23.8 percent in the 2005 fourth quarter. The increase in fourth quarter 2006 expense reflects approximately $3 million associated with the general and administrative expenses of Highland Partners, as well as $2.8 million related primarily to higher spending for travel expenses, marketing, and fees for professional services.

Operating income in the fourth quarter was $8.5 million, representing an operating margin (measured as a percentage of net revenue) of 6.5 percent. This compares to operating income of $10.0 million and an operating margin of 9.9 percent in the 2005 fourth quarter. The decrease in operating income was principally due to an increase in salaries and employee benefits expense, including $4.4 million in severance costs noted above.

Net income in the 2006 fourth quarter was $6.8 million and diluted earnings per share were $0.36, reflecting an effective tax rate of 26.5 percent, after discrete items. These are compared to 2005 fourth quarter net income of $6.9 million and diluted earnings per share of $0.36, reflecting a 42.2 percent effective tax rate, after discrete items. The 2006 fourth quarter tax rate reflects refund opportunities for past taxes paid that were quantified and recorded in the fourth quarter.

2006 Results

For the fiscal year ended December 31, 2006, net revenue of $478.5 million, including $13.7 million associated with former Highland Partners’ consultants, increased 16.1 percent from $412.3 million in 2005. Net revenue grew 11.2 percent in the Americas, 21.9 percent in Europe, and 25.4 percent in the Asia Pacific region. The positive impact of exchange rate fluctuations was less than one percentage point. There were 4,447 signed executive search confirmations in 2006, an increase of 9.1 percent compared to 4,077 in 2005; and the average fee per executive search increased 4.1 percent to $101,100, from $97,100 in 2005. Despite having added 73 additional consultants in 2006, consultant productivity, defined as executive search revenue per consultant, remained steady at an annualized rate of $1.3 million.

Operating income in 2006 was $50.0 million, representing an operating margin of 10.5 percent, compared to operating income of 2005 of $21.5 million, which included $22.5 million in restructuring charges. The increase in the consolidated operating income was primarily due to improved net revenue and profitability in the geographic regions and decreased restructuring charges, offset by increased operating expenses. The increase in operating expenses primarily relates to higher salaries and employee benefits expense, mainly as a result of an increase in headcount of approximately 20 percent over the last year, and severance expense of $5.3 million, but also reflects integration costs associated with the acquisition of Highland Partners.

Net income in 2006 was $34.2 million and diluted earnings per share were $1.81, reflecting an effective tax rate of 38.0 percent. The lower than expected effective tax rate in 2006 was largely due to refund opportunities for past taxes paid that were quantified and recorded in the fourth quarter, thereby reducing both the fourth quarter and 2006 rates. In 2005, net income of $39.2 million and diluted earnings per share of $1.98 included $22.5 million in restructuring charges and reflected an effective tax benefit rate of 37.7 percent after discrete items which was substantially impacted by reversals of portions of the tax valuation allowances established in 2003 against deferred tax assets.

Net cash provided by operating activities was $99.8 million in 2006, compared to $33.4 million in 2005. Results in 2005 included $35.3 million in cash related restructuring charges. Cash, cash equivalents and short-term investments at December 31, 2006 were $220.8 million, compared to $203.7 million at December 31, 2005, and $197.4 million at September 30, 2006. A significant use of cash in the fourth quarter of 2006 included an initial payment of $36.6 million for the acquisition of Highland Partners. The increase in year-over-year ending cash balances and operating cash flow primarily reflects the company’s decision in early 2006 to consolidate its two bonus payments made to consultants into one payment to be paid in the first quarter of the following year. In prior years, part of the annual bonus was paid to consultants in December.

During the fourth quarter, the company repurchased 54,479 shares of its common stock at an average price of $41.59 for total consideration of $2.3 million. In 2006, the company repurchased 1,509,551 shares of its common stock at an average price of $34.27 for a total consideration of $51.7 million. The effect of shares repurchased in 2006 on diluted weighted average earnings per share in 2006 was approximately $0.04. As of December 31, 2006, $38.6 million remains available under the current $50 million stock repurchase program authorized in May 2006.

Regional Review

The Americas reported fourth quarter net revenue of $73.7 million, including $10.9 million associated with former Highland Partners’ consultants, an increase of 23.7 percent over the fourth quarter of 2005. The Financial Services, Consumer, and Industrial groups were the largest contributors to revenue in the quarter. Operating income of $13.2 million was up 17.6 percent over last year’s fourth quarter and the operating margin was 17.9 percent compared to 18.8 percent last year. For the full year 2006, the Americas reported net revenue of $265.4 million, up 11.2 percent over 2005, and operating income of $53.9 million, up 7.1 percent over 2005. The 2006 operating margin was 20.3 percent compared to 21.1 percent in 2005. The operating margin decreased in the fourth quarter and 2006 primarily because of an increase in salaries and employee benefits expense, generally as a result of an increase in employee headcount of 27.2% since December 31, 2005, and more specifically as a result of salaries and employee benefits expense associated with 39 Highland Partners’ consultants acquired in the fourth quarter. Consultant headcount in the Americas was 218 at December 31, 2006, an increase of 53 consultants since December 31, 2005.

In Europe, fourth quarter net revenue of $45.5 million, including $2.3 million associated with former Highland Partners’ consultants, increased 44.0 percent from the prior-year quarter, driven by strong performance in the Financial Services, Consumer, and Industrial groups. On a constant currency basis, year-over-year net revenue growth in Europe was approximately 32 percent. Fourth quarter operating income of $2.3 million and an operating margin of 5.0 percent were lower than last year, principally reflecting $2.9 million of severance expense related to the realignment in Germany.

2006 net revenue in Europe of $163.6 million improved 21.9 percent over 2005, reflecting significant growth in the Financial Services group, as well as in the Consumer, Industrial and Health Care groups. A 13.5 percent increase in the average fee per executive search also contributed to net revenue growth. For the year, the positive impact of changes in foreign currency exchange rates represented approximately $2 million of the net revenue increase. Operating income in 2006 was $14.9 million, up 94.5 percent over 2005, and the operating margin of 9.1 percent improved from 5.7 percent in 2005. The improvement in operating income and the operating margin reflects the leverage that is inherent at higher revenue levels, as well as a continued focus on cost containment initiatives. Consultant headcount in Europe was 125 at December 31, 2006, an increase of 17 consultants since December 31, 2005.

In Asia Pacific, net revenue of $13.1 million in the fourth quarter, including $0.5 million associated with former Highland Partners’ consultants, increased 36.1 percent from the prior year quarter. Business was strong across the region with especially robust growth from the Financial Services,

Consumer, Industrial and Health Care industry groups. Operating income of $3.4 million was up 11.3 percent over last year’s fourth quarter, while the operating margin of 25.6 percent decreased from 31.3 percent in last year’s fourth quarter. 2006 net revenue in Asia Pacific increased 25.4 percent to $49.5 million. Strong business conditions across the region, double digit net revenue growth in almost every industry group, and a 16.6 percent increase in executive search revenue per consultant contributed to net revenue growth. For the year, operating income of $13.3 million increased 27.7 percent over 2005 and the operating margin was 26.8 percent, compared to 26.4 percent in 2005. Consultant headcount in the Asia Pacific region was 45 at December 31, 2006, compared to 42 consultants at December 31, 2005.

2007 Outlook

Kelly added, “During 2006, we invested in strategic hiring and in our acquisition of Highland Partners. We are committed to maximizing our return on those investments, which in turn should enhance our market leadership position around the world. At the same time, we are seeking out innovative ways to build upon our established executive search experience, expand the distribution of our intellectual capital, leverage our executive relationships through new partnerships, and enhance our service offerings. We saw strong confirmation trends in January, and believe we are well positioned to take advantage of the growing, worldwide demand for senior-level talent.”

For 2007, the company reiterates that it expects to achieve net revenue of between $560 million and $580 million, representing growth over 2006 net revenue of between 17 percent and 21 percent. The company is targeting to achieve a 2007 full-year operating margin of 13 percent. Net income and earnings per share are expected to reflect a full-year effective tax rate of between 42 percent and 48 percent, but quarterly and full-year tax rate estimates can be significantly impacted by country-level results and can vary significantly by reporting period, as well as by discrete items that require immediate recognition in a particular quarter.

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review fourth quarter and 2006 results today, February 27, at 9:00 am (CST). Participants may access the company’s call and supporting slides through the Internet at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search and leadership consulting services, including talent management, board building, executive on-boarding and M&A effectiveness. For more than 50 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information about Heidrick & Struggles, please visit www.heidrick.com.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things: our ability to attract and retain qualified executive search consultants; the condition of the economies in the United States, Europe, or elsewhere; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; delays or difficulties in integrating the Highland Partners search operations; an inability to achieve the planned cost savings from our cost-reduction initiatives; an inability to sublease or assign unused office space; our ability to realize our tax loss carryforwards; the timing of any deferred tax asset valuation allowance reversals; the mix of profit and loss by country; an impairment of our goodwill and other intangible assets; and delays in the development and/or implementation of new technology and systems. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts

Investors & Analysts:

Julie Creed, VP, Investor Relations: +1 312 496 1774 or jcreed@heidrick.com

Media:

Katie Wood, Edelman: +1 312 240 2827 or Kathryn.Wood@edelman.com

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		$ Change	% Change
	2006	2005
Revenue:
Revenue before reimbursements (net revenue)	$132,233	$100,737	$31,496	31.3%
Reimbursements	6,636	4,818	1,818	37.7%

Total revenue	138,869	105,555	33,314	31.6%
Operating expenses:
Salaries and employee benefits	93,873	66,692	27,181	40.8%
General and administrative expenses	29,823	23,994	5,829	24.3%
Reimbursed expenses	6,636	4,818	1,818	37.7%
Restructuring charges	2	76	(74)

Total operating expenses	130,334	95,580	34,754	36.4%

Operating income	8,535	9,975	(1,440)	-14.4%

Non-operating income (expense):
Interest income	1,652	1,991
Interest expense	(22)	(20)
Net realized and unrealized gains (losses) on equity and warrant portfolio	76	(249)
Other, net	(1,016)	282

Net non-operating income	690	2,004
Income before income taxes	9,225	11,979

Provision for income taxes	2,449	5,050

Net income	$6,776	$6,929

Basic earnings per common share	$0.38	$0.37	$0.01	NM
Basic weighted average common shares outstanding	17,630	18,724	(1,094)	-5.8%
Diluted earnings per common share	$0.36	$0.36	$—	NM
Diluted weighted average common shares outstanding	18,795	19,385	(590)	-3.0%

Salaries and employee benefits as a percentage of net revenue	71.0%	66.2%		4.8%
General and administrative expense as a percentage of net revenue	22.6%	23.8%		-1.2%
Operating income as a percentage of net revenue	6.5%	9.9%		-3.4%
Operating income as a percentage of net revenue (excluding restructuring)	6.5%	10.0%		-3.5%
Effective tax rate	26.5%	42.2%		NM

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Three Months Ended December 31,
	2006	2005	$ Change	% Change	2006 Margin *	2005 Margin *
Revenue:
Americas	$73,655	$59,522	$14,133	23.7%
Europe	45,464	31,580	13,884	44.0%
Asia Pacific	13,114	9,635	3,479	36.1%

Revenue before reimbursements (net revenue)	132,233	100,737	31,496	31.3%
Reimbursements	6,636	4,818	1,818	37.7%

Total revenue	$138,869	$105,555	$33,314	31.6%

Operating Income:
Americas	$13,154	$11,182	$1,972	17.6%	17.9%	18.8%
Europe	2,269	1,862	407	21.9%	5.0%	5.9%
Asia Pacific	3,352	3,012	340	11.3%	25.6%	31.3%

Total regions	18,775	16,056	2,719	16.9%	14.2%	15.9%
Corporate	(10,238)	(6,005)	(4,233)	-70.5%

Operating income before restructuring charges	8,537	10,051	(1,514)	-15.1%	6.5%	10.0%
Restructuring charges	(2)	(76)	74

Operating income	$8,535	$9,975	$(1,440)

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Twelve Months Ended December 31,
	2006	2005	$ Change	% Change
	(Unaudited)
Revenue:
Revenue before reimbursements (net revenue)	$478,523	$412,297	$66,226	16.1%
Reimbursements	23,471	20,553	2,918	14.2%

Total revenue	501,994	432,850	69,144	16.0%

Operating expenses:
Salaries and employee benefits	328,714	273,949	54,765	20.0%
General and administrative expenses	99,352	94,369	4,983	5.3%
Reimbursed expenses	23,471	20,553	2,918	14.2%
Restructuring charges	408	22,493	(22,085)

Total operating expenses	451,945	411,364	40,581	9.9%

Operating income	50,049	21,486	28,563	132.9%

Non-operating income (expense):
Interest income	6,318	5,951
Interest expense	(61)	(379)
Net realized and unrealized gains (losses) on equity and warrant portfolio	510	(19)
Other, net	(1,550)	1,443

Net non-operating income	5,217	6,996

Income before income taxes	55,266	28,482

Provision for (benefit from) income taxes	21,023	(10,736)

Net income	$34,243	$39,218

Basic earnings per common share	$1.91	$2.08	$(0.17)	NM
Basic weighted average common shares outstanding	17,925	18,898	(973)	-5.1%
Diluted earnings per common share	$1.81	$1.98	$(0.17)	NM
Diluted weighted average common shares outstanding	18,916	19,761	(845)	-4.3%

Salaries and employee benefits as a percentage of net revenue	68.7%	66.4%		2.3%
General and administrative expense as a percentage of net revenue	20.8%	22.9%		-2.1%
Operating income as a percentage of net revenue	10.5%	5.2%		5.2%
Operating income as a percentage of net revenue (excluding restructuring)	10.5%	10.7%		-0.1%
Effective tax rate	38.0%	NM		NM

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Twelve Months Ended December 31,
	2006	2005	$ Change	% Change	2006 Margin *	2005 Margin *
Revenue:
Americas	$265,421	$238,582	$26,839	11.2%
Europe	163,605	134,259	29,346	21.9%
Asia Pacific	49,497	39,456	10,041	25.4%

Revenue before reimbursements (net revenue)	478,523	412,297	66,226	16.1%
Reimbursements	23,471	20,553	2,918	14.2%

Total revenue	$501,994	$432,850	$69,144	16.0%

Operating Income:
Americas	$53,929	$50,356	$3,573	7.1%	20.3%	21.1%
Europe	14,883	7,651	7,232	94.5%	9.1%	5.7%
Asia Pacific	13,278	10,401	2,877	27.7%	26.8%	26.4%

Total regions	82,090	68,408	13,682	20.0%	17.2%	16.6%
Corporate	(31,633)	(24,429)	(7,204)	-29.5%

Operating income before restructuring charges	50,457	43,979	6,478	14.7%	10.5%	10.7%
Restructuring charges	(408)	(22,493)	22,085

Operating income	$50,049	$21,486	$28,563

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2006	December 31, 2005
	(Unaudited)
Current assets:
Cash and cash equivalents	$147,440	$203,689
Short-term investments	73,375	—
Accounts receivable, net of allowance for doubtful accounts	80,677	53,334
Other receivables	6,868	4,463
Prepaid expenses	9,753	8,178
Income taxes recoverable, net	621	3,536
Deferred income taxes, net	14,944	8,579

Total current assets	333,678	281,779

Non-current assets:
Property and equipment, net	18,648	21,104
Restricted cash	7,900	—
Assets designated for retirement and pension plans	31,380	26,727
Investments	3,470	1,839
Other non-current assets	6,220	5,216
Goodwill	75,961	46,655
Other intangible assets, net	17,884	6,239
Deferred income taxes, net	24,629	21,363

Total non-current assets	186,092	129,143

Total assets	$519,770	$410,922

Current liabilities:
Accounts payable	$7,217	$6,019
Accrued salaries and employee benefits	154,646	84,169
Other accrued liabilities	37,401	25,314
Current portion of accrued restructuring charges	3,328	6,313

Total current liabilities	202,592	121,815

Non-current liabilities:
Retirement and pension plans	34,332	31,446
Non-current portion of accrued restructuring charges	9,386	12,297
Other non-current liabilities	9,755	7,879

Total non-current liabilities	53,473	51,622

Stockholders’ equity	263,705	237,485

Total liabilities and stockholders’ equity	$519,770	$410,922

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended December 31,
	2006	2005
Cash flows from operating activities:
Net income	$6,776	$6,929
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,021	2,617
Deferred income taxes	(10,462)	3,239
Net realized and unrealized (gain) loss on equity and warrant portfolio	(76)	249
Stock-based compensation expense, net	6,529	3,525
Restructuring charges	2	76
Cash paid for restructuring charges	(854)	(6,640)
Changes in assets and liabilities:
Trade and other receivables	15,465	18,817
Accounts payable	1,405	567
Accrued expenses	31,887	(10,919)
Income taxes recoverable and payable, net	4,982	811
Other assets and liabilities, net	1,719	167

Net cash provided by operating activities	60,394	19,438

Cash flows from investing activities:
Increase in restricted cash	(7,900)	—
Acquisitions	(36,018)	—
Capital expenditures	(1,968)	(1,670)
Proceeds from sales of equity securities	269	193
Payments to consultants related to sales of equity securities	(115)	(108)
Proceeds from sales of short-term investments	45,000	60,000
Purchases of short-term investments	(58,375)	—
Other, net	46	4

Net cash provided by (used in) investing activities	(59,061)	58,419

Cash flows from financing activities:
Proceeds from stock options exercised	6,114	1,519
Purchases of treasury stock	(2,266)	(9,662)
Excess tax benefits and accruals related to stock-based compensation	1,881	—
Other	(262)	—

Net cash provided by (used in) financing activities	5,467	(8,143)

Effect of foreign currency exchange rates on cash and cash equivalents	3,241	64

Net increase in cash and cash equivalents	10,041	69,778

Cash and cash equivalents:
Beginning of period	137,399	$133,911

End of period	$147,440	$203,689

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Twelve Months Ended December 31,
	2006	2005
	(Unaudited)
Cash flows from operating activities:
Net income	$34,243	$39,218
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,382	11,245
Deferred income taxes	(9,612)	(13,127)
Net realized and unrealized (gain) loss on equity and warrant portfolio	(510)	19
Stock-based compensation expense, net	24,800	13,599
Restructuring charges	408	22,493
Cash paid for restructuring charges	(6,304)	(35,265)
Changes in assets and liabilities:
Trade and other receivables	(14,467)	(4,863)
Accounts payable	556	(4,615)
Accrued expenses	57,372	20,269
Income taxes recoverable and payable, net	2,589	(10,674)
Other assets and liabilities, net	310	(4,876)

Net cash provided by operating activities	99,767	33,423

Cash flows from investing activities:
Increase in restricted cash	(7,900)	—
Acquisitions	(36,018)	—
Capital expenditures	(5,524)	(6,138)
Proceeds from sales of equity securities	1,198	1,962
Payments to consultants related to sales of equity securities	(740)	(18,310)
Proceeds from sales of short-term investments	117,500	236,925
Purchases of short-term investments	(190,875)	(112,600)
Other, net	110	116

Net cash provided by (used in) investing activities	(122,249)	101,955

Cash flows from financing activities:
Proceeds from stock options exercised	10,137	9,569
Purchases of treasury stock	(51,726)	(37,160)
Excess tax benefits and accruals related to stock-based compensation	4,170	—
Other	(15)	—

Net cash used in financing activities	(37,434)	(27,591)

Effect of foreign currency exchange rates on cash and cash equivalents	3,667	(2,526)

Net increase (decrease) in cash and cash equivalents	(56,249)	105,261

Cash and cash equivalents:
Beginning of period	203,689	98,428

End of period	$147,440	$203,689